Exhibit 10.4

Amendment to Employment Terms
    This agreement (this “Amendment”) amends, effective as of June 1, 2025, the terms and conditions of your employment (the “Employment Terms”) with IMAX Corporation (the “Company”). Except as otherwise expressly set forth below in this Amendment, all other Employment Terms with the Company will remain the same.
    WHEREAS, the Company wishes to remove the provision of car allowances and car-related expense reimbursements in the Employment Terms (the “Car Allowance”) and replace with a cash allowance as set forth herein.
    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to delete the Car Allowance in entirety and replace with the following:

Cash Allowance:
The Company shall pay to you an annual cash allowance of $30,000 USD, subject to applicable deductions and withholdings. You will be paid pursuant to IMAX’s normal payroll practices. This Cash Allowance program may be amended by the Company in its sole discretion from time to time.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of May 20, 2025.

IMAX Corporation	Anne Globe
/s/ Michele Golden
/s/ Anne Globe
Name: Michele Golden	Name: Anne Globe
Title: EVP & Chief People Officer	Title: Chief Marketing Officer

IMAX Corporation | 12582 West Millennium Drive, Los Angeles, CA 90094